EXHIBIT 10.1

                        TRANSITION AGREEMENT AND RELEASE

          Transition Agreement and Release ("Agreement") executed this ___ day of _____, 2002, by and between Paul Rotella ("Employee") who resides at 1790 Morgan Lane, Collegeville, Pennsylvania 19426, and Emcore Corporation ("Emcore").

          In consideration of the mutual promises described below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

          1. Employee shall cease his current duties and responsibilities effective March 18, 2002. From March 18, 2002 until April 1, 2002 ("Transition Period"), Employee shall remain employed by Emcore on a full-time basis, shall be paid at a rate of $6,730.77 for that two week period and shall report to Larry Kapitan.

          2. (a) Contingent upon Employee's continued employment in good standing throughout the transition period, beginning on April 1, 2002, Emcore shall pay to Employee his biweekly salary, less applicable withholdings and deductions, for a seven month and two week period, which shall end on November 15, 2002. Such amount will be paid on regular paydays.

          (b) Also contingent upon Employee's continued employment in good standing on April 1, 2002, Emcore shall continue to pay the employer's portion of the premiums associated with health insurance benefits for a period of seven months and two weeks beginning on April 1, 2002 and ending on November 15, 2002. Employee acknowledges that Emcore may continue to deduct from Employee's biweekly salary an amount equal to the employee's portion of the premiums associated with health insurance benefits for seven months and two weeks following April 1, 2002.

          (c) Additionally, Emcore shall reimburse Employee for up to $5,000.00 of actual costs of outplacement services, which shall be rendered at any time on or prior to March 18, 2003, provided that Employee presents to Emcore receipts for such services.

          (d) Furthermore, incentive stock options previously granted to Employee with a vesting date on or before March 18, 2003 shall vest upon the Release Effective Date of this Agreement as defined in paragraph "4" below.

          (e) Finally, Emcore shall pay to Employee an amount equal to the value of up to 50% of his 2001 Bonus Potential (which has a cash value equal to $43,750.00) in the following manner: upon the Release Effective Date of this Agreement as defined in paragraph "4" below, Emcore shall vest Employee's incentive stock options that were granted on December 1, 1998 and October 3, 2001 to the extent that those incentive stock options would have vested on or before March 18, 2004 ("Accelerated Options"). On June 13, 2002, Emcore will pay
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to Employee a cash amount equal to $43,750.00, less the cash proceeds that
Employee would have received if he had effected a cashless exercise and sale of the Accelerated Options on June 13, 2002. For purposes of the preceding calculation, the cashless exercise and sale will deemed to have been effected at the closing price of the stock on June 13, 2002. If however, the Employee would have received less than $0 upon effecting a cashless exercise and sale, the Employee will receive a cash payment from Emcore in the amount of $43,750.

          3. Employee agrees and acknowledges that the payments and benefits provided for in paragraph "2" exceed any benefits to which he would otherwise be entitled under any policy, plan, and/or procedure of Emcore or any agreement with Emcore.

          4. Employee shall have twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of the Agreement. Employee may accept this Agreement by executing it before a notary and returning it to Ms. Maureen Cymbaluk, Human Resources Director, Emcore Corporation, 145 Belmont Drive, Somerset, New Jersey 08873, no later than 5:00 p.m. on the twenty-first (21st) day after Employee's receipt of this Agreement ("Agreement and Release Return Date"). Thereafter, Employee will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to Ms. Cymbaluk at the address listed above, and delivering it to Ms. Cymbaluk no later than 5:00 p.m. on the seventh (7th) day following the date Employee signs this Agreement. The effective date of this Agreement shall be the (8th) day following Employee's signing of this Agreement (the "Release Effective Date"), provided the Employee does not revoke the Agreement during the revocation period. In the event Employee does not accept this Agreement as set forth above, or in the event Employee revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of Emcore and its subsidiaries and affiliates to provide the payments and benefits referred to in paragraph "2" above, shall automatically be deemed null and void.

          5. (a) In consideration of the payments and benefits referred to in paragraph "2," Employee for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the "Releasors"), forever releases and discharges Emcore and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its or their employee benefit and/or pension plans or funds, and any of its or their past or present officers, directors, stockholders, agents, trustees, administrators, employees or assigns (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as "Releasees"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date.

          (b) Without limiting the generality of the foregoing subparagraph "(a)", this Agreement is intended to and shall release the Releasees from any and all claims arising out of Employee's employment with Releasees and/or the

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termination of Employee's employment, including but not limited to any claim(s)
under or arising out of (i) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Americans with Disabilities Act, as amended; (iv) the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (excluding claims for accrued, vested benefits under any employee benefit plan of Emcore in accordance with the terms of such plan and applicable law); (v) the New Mexico Human Rights Act; (vi) the California Fair Employment and Housing Act; (vii) the California Equal Pay Law; (viii) the California Sexual Orientation Bias Law; (ix) the California Labor and Government Codes; (x) the California Unruh Act; (xi) the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the New Jersey Family Leave Act; (xii) the Pennsylvania Human Rights Act; (xiii) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (xiv) the terms and conditions of Employee's employment with Emcore, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (xv) any law (statutory or decisional) providing for attorneys' fees, costs, disbursements and/or the like.

          (c) As a further consideration and inducement for this Agreement, to the extent permitted by law, Employee hereby waives and releases any and all rights under Section 1542 of the California Civil Code or any analogous state, local, or federal law, statute, rule, order or regulation that Employee has or may have with respect to the Releasees. California Civil Code Section 1542 reads as follows:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as any that are now disclosed, arising prior to Employee's execution of this Agreement.

          6. (a) Employee agrees that he has not and will not engage in any conduct that is injurious to Emcore's or Releasee's reputation or interest, including but not limited to (i) divulging, communicating, or in any way making use of any confidential or proprietary information acquired in the performance of his duties at Emcore; and (ii) publicly disparaging (or inducing or encouraging others to publicly disparage) Emcore or Releasees.

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          (b) Employee agrees to return to Emcore any and all originals and copies of documents, materials, records or other items in his possession or control belonging to Emcore or containing proprietary information relating to Emcore.

          (c) Employee acknowledges that the terms of the Confidentiality Agreement between Employee and Emcore dated October 21, 1996, attached hereto as Exhibit "A," are incorporated herein by reference, and Employee agrees and acknowledges that he is bound by its terms.

          (d) Employee acknowledges and agrees that he will continue to comply with Emcore's policy against insider trading for a period of three months beginning on April 1, 2002, and agrees that he shall not buy or sell Emcore stock during that period unless it is within a window period as set forth in Emcore's Securities Trading Policy which is attached hereto as Exhibit "B."

          7. (a) Employee will cooperate with Emcore and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge.

          (b) Employee agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Employee's employment with Releasees, he will give prompt notice of such request to Maureen Cymbaluk, Emcore's Human Resources Director, or her successor, and will make no disclosure until Emcore has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

          8. The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Employee to any person or entity without the prior written consent of Maureen Cymbaluk, Emcore's Human Resources Director, except if required by law and to Employee's accountants, attorneys or spouse, provided that they agree to maintain the confidentiality of this Agreement. Employee further represents that he has not disclosed the terms and conditions of this Agreement to anyone other than his attorneys, accountants and spouse.

          9. The making of this Agreement is not intended, and shall not be construed, as an admission that Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Employee.

          10. The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

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          11. Employee acknowledges that: (a) he has carefully read this
Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by Emcore in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and condition contained herein.

          12. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

          13. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by paragraph "5" of this Agreement is illegal, void, or unenforceable, Employee agrees to execute a release, waiver and/or covenant that is legal and enforceable. Finally, any breach of the terms of paragraphs "6," "7" and/or "8" shall constitute a material breach of this Agreement as to which Emcore may seek appropriate relief in a court of competent jurisdiction.

          14. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without giving effect to the conflict of laws provisions thereof.

          15. This Agreement (including the Exhibits attached hereto) constitutes the complete understanding between the parties and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties. No other promises or agreements shall be binding unless in writing and signed after the Release Effective Date by the parties to be bound thereby.


Dated:   ____________________               ____________________________
                                                     Paul Rotella

EMCORE Corporation


By:_____________________________            Date:_______________________
   Maureen Cymbaluk
   Human Resources Director

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